Exhibit 99.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) dated as of March 13, 2009, is made by and among IGI Laboratories, Inc., a Delaware corporation (the “Company”), Signet Healthcare Partners, G.P., a Delaware general partnership (“Signet”), and the stockholders of the Company set forth on Schedule A hereto (each a “Stockholder” and, collectively, the “Stockholders”).

Simultaneously with the execution and delivery of this Agreement, the Company and certain affiliates of Signet (the “Investors”) have entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, the Company will issue and sell to the Investors, and each of the Investors will purchase, (A) shares of the Company’s Series B-1 Preferred Stock, par value $0.01 per share; (B) a secured convertible promissory note (each, a “Note” and collectively, the “Notes”); and (C) a warrant to purchase shares of the Company’s Series B-2 Preferred Stock, par value $0.01 per share (each, a “Warrant” and collectively, the “Warrants”).  The transactions contemplated by the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement) are collectively referred to herein as the “Financing”.  All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

In addition, simultaneously with the execution and delivery of the Purchase Agreement, the Company and Pinnacle Mountain Partners, LLC, a New Hampshire limited liability company (“Pinnacle”) have entered into that certain Note Conversion Agreement (the “Conversion Agreement”) pursuant to which the principle amount outstanding under the Third Amended and Restated Note issued by the Company to Pinnacle (the “Pinnacle Note”) will be converted into shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), at a conversion rate of $0.41 per share (the “Conversion”), subject to the Conversion being approved by the vote of the Company’s stockholders.

Each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of that number of shares of Common Stock of the Company as is set forth opposite the name of such Stockholder on Schedule A attached hereto (the “Shares”).

NOW, THEREFORE, to induce the Investors to enter into, and in consideration of their entering into, the Purchase Agreement, and in consideration of the premises and the representations and warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Transfer and Encumbrance.  The Stockholder shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined in Section 2 hereof), or make any offer or agreement relating thereto at any time prior to the earlier to occur of (i) such date and time as the Company Stockholder Approval (as defined in the Purchase Agreement) is obtained and (ii) July 31, 2009 (the earlier to occur of (i) and (ii), “Expiration

Date”); provided that the Stockholder is permitted to transfer the Shares or any New Shares to any person or entity where, as a precondition to such transfer, the transferee agrees in writing pursuant to an agreement in form and substance reasonably acceptable to Signet to be bound by all the terms and conditions of this Agreement (a “Transferee Agreement”).  The Company, at the request of Signet, shall cause stop transfer orders to be placed with its transfer agent with respect to certificates for the Shares in the event a Transferee Agreement is not executed and delivered in connection with any transfer of Shares.

2.

Agreement to Vote Shares.

(a)

At each and every meeting of the Stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and with respect to each and every action or approval by written consent of the Stockholders of the Company in lieu of a meeting with respect to any of the following, the Stockholder shall vote, or execute and deliver a written consent with respect to, the Shares and any shares of capital stock of the Company that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership after the date hereof and prior to the Expiration Date (the “New Shares”) (i) in favor of approving the Financing and any matter that could reasonably be expected to facilitate the consummation of the Financing; (ii) against approval of any proposal made in opposition to or in competition with consummation of the Financing; and (iii) against any liquidation or winding up of the Company.

(b)

The Stockholder shall in no event take any action directly or indirectly, that may delay or otherwise impede the consummation of the Financing.

(c)

The Stockholder shall vote, or execute and deliver a written consent with respect to, the Shares and any New Shares (i) in favor of the Conversion and any matter that could reasonably be expected to facilitate the consummation of the Conversion and (ii) against any approval of a proposal made in opposition to or in competition with consummation of the Conversion.

(d)

This Agreement is intended to bind the Stockholder as a Stockholder of the Company only with respect to the specific matters set forth herein and shall not prohibit the Stockholder from acting in accordance with his or her fiduciary duties, if applicable, as an officer or director of the Company.

3.

Irrevocable Proxy.  Concurrently with the execution and delivery of this Agreement, the Stockholder is executing and delivering to Signet a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, covering the Shares and the New Shares beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by the Stockholder, as set forth therein.  In the event the Stockholder breaches, fails to fulfill or anticipatorily breaches his, her or its obligations under Section 2 above, which breach, failure to fulfill or anticipatory breach shall be reasonably determined by Signet in its sole and absolute discretion, Signet may exercise its right to vote the Shares and the New Shares under the Proxy, provided, however, that in the event the exercise by Signet of its right to vote the Shares and/or the New Shares under the Proxy is challenged by any party or invalidated, in whole or in part,

Signet shall be entitled to seek all remedies available to it under Section 8(d) hereof.  Signet shall also be entitled to exercise its right to vote the Shares and the New Shares under the proxy in the event the Stockholder is unavailable to exercise his, her or its right to vote in accordance with Section 2 above.

4.

Representations, Warranties and Covenants of the Stockholder.  The Stockholder hereby represents, warrants and covenants to Signet as follows:

(a)

Ownership of Shares.  The Stockholder: (i) is the beneficial owner of the Shares, which at the date of this Agreement and at all times until the Expiration Date, will be free and clear of any Liens; (ii) does not beneficially own any shares of capital stock of the Company other than the Shares (excluding shares as to which the Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to execute, deliver and perform this Agreement and the Proxy.

(b)

Enforceability.  This Agreement and the Proxy are valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof and thereof.

(c)

Representation by Legal Counsel.  The Stockholder has been advised to seek legal counsel in connection with the negotiation and execution of this Agreement.

5.

Legends.

(a)

Each certificate representing any New Shares issued to the Stockholder after the date hereof, if any, shall be endorsed by the Company with a legend reading substantially as follows:

“The sale or other disposition of any of the shares represented by this certificate is restricted by a Voting Agreement by and among the holder of this certificate, Signet Healthcare Partners, G.P. and IGI Laboratories, Inc. (the “Agreement”).  A copy of the Agreement is available for inspection without charge at the office of the Secretary of the Corporation.”

(b)

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the New Shares, if any, to bear the legend required by Section 5(a) of this Agreement, and it shall make available for inspection without charge, a copy of this Agreement at the office of the Secretary of the Corporation.

(c)

The parties to this Agreement hereby agree that the failure to cause the certificates evidencing the New Shares to bear the legend required by Section 5(a) of this Agreement or the failure of the Company to make available for inspection without charge a copy of this Agreement as required by Section 5(b) shall not affect the validity or enforcement of this Agreement.

(d)

Immediately following the Expiration Date, the Company shall take, or shall cause to be taken, all action necessary to remove, or cause the removal of, the legend required by Section 5(a) of this Agreement from any New Shares and shall be relieved of its obligation to make available for inspection without charge a copy of this Agreement as required by Section 5(b).

6.

Consent and Waiver.  The Stockholder hereby gives any consents and waivers that are reasonably required for the consummation of the Financing, the Conversion and its performance of this Agreement under the terms of any agreement to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

7.

Termination.  This Agreement (other than Section 4 and Sections 8(a) through 8(j) (inclusive) which shall survive the termination of this Agreement) and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect on and as of the Expiration Date.

8.

Miscellaneous.

(a)

Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(b)

Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any party hereto without the prior written consent of the other parties hereto.

(c)

Amendments and Modification.  No provision of this Agreement may be waived or amended except in a written instrument signed by the parties hereto.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(d)

Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Signet will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Signet upon any such violation, Signet shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Signet at law or in equity.

(e)

Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30

p.m. (New York City time) on a business day; (b) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified herein later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date; (c) the business day following the date of mailing, if sent by nationally recognized overnight courier service; (d) five (5) business days after mailing if sent by certified or registered mail; or (e) actual receipt by the party to whom such notice is required to be given if delivered by hand.  The address for such notices and communications shall be as follows:

if to Signet, to:

Signet Healthcare Partners, G.P.
Carnegie Hall Towers
152 West 57th Street, 19th Floor
New York, NY 10019
Telephone No.: (212) 419-3906
Facsimile No.: (212) 419-3956
Attn.:  James C. Gale, Managing Director

with a copy to:

Bingham McCutchen LLP 399 Park Avenue New York, New York 10022 Telephone No.: (212) 705-7492 Facsimile No.: (212) 702-3631 Attn: Shon E. Glusky, Esq.

if to a Stockholder, to:

the address for notice set forth on the Schedule A hereto;

with a copy to:

IGI Laboratories, Inc. 105 Lincoln Avenue Buena NJ 08310 Telephone No.: (856) 697-1441 Facsimile No.: (856) 697-1001 Attn.: Chief Executive Officer

(f)

Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal Laws of the State of Delaware, without giving effect to principles of conflicts of law.  Each of the parties hereto (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (c) waives any claim of inconvenient forum or other challenge to venue in such court; (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8(e), provided that nothing in this Section shall affect the right of a party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

(g)

Entire Agreement.  This Agreement and the Proxy contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

(h)

Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

(i)

Attorneys’ Fees.  In the event of any legal action or proceeding to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, whether or not the proceeding results in a final judgment.

(j)

Effect of Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(k)

Additional Documents.  The Stockholder and the Company hereby covenant and agree to execute and deliver any additional agreements and instruments necessary or desirable, in the reasonable opinion of Signet, to carry out the purpose and intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed and delivered as of the date first above written.

IGI LABORATORIES, INC.

By:	/s/ Rajiv Mathur
Name:	Rajiv Mathur
Title:	President & CEO

SIGNET HEALTHCARE PARTNERS, G.P.

By:	/s/ James C. Gale
Name:	James C. Gale
Title:	Managing Partner

STOCKHOLDER

If an individual:

Print Name:

If an entity:

Entity Name:	Univest Mgt. E.P.S.P.

By:	/s/ Frank Gerardi
Name:	Frank Gerardi
Title:	Trustee

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDER

If an individual:

/s/ Jane E. Hager
Print Name:	Jane E. Hager

If an entity:

Entity Name:

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

STOCKHOLDER

If an individual:

/s/ Stephen J. Morris
Print Name:	Stephen J. Morris

If an entity:

Entity Name:

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

SCHEDULE A

Stockholders

Name and Address	Number of Shares of Common Stock Beneficially Owned

Frank Gerardi c/o Univest Management Inc. EPSP 149 West Village Way Jupiter, FL 33458	2,625,627

Jane E. Hager c/o IGI, Inc. 105 Lincoln Avenue Buena, New Jersey 08310	2,179,031

Stephen Morris 66 Navesink Avenue Rumson, New Jersey 07760	3,018,546